Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC.

ANNOUNCES QUARTERLY CASH DIVIDEND

Clarksville, IN – May 17, 2017. First Savings Financial Group, Inc. (Nasdaq: FSFG) (the “Company”), the holding company for First Savings Bank, today announced that its Board of Directors declared a quarterly cash dividend of $0.14 per common share. The dividend will be paid on or about June 30, 2017 to stockholders of record as of the close of business on June 2, 2017.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.fsbbank.net.

Contact:

Larry W. Myers

President and CEO

(812) 283-0724